Exhibit 99.1

General Moly, Inc. — NYSE AMEX and TSX: GMO

1726 Cole Blvd., Suite 115

Lakewood, CO 80401

Phone: (303) 928-8599

Fax: (303) 928-8598

GENERAL MOLY ANNOUNCES ARCELORMITTAL TO WAIVE ANTI-DILUTION RIGHTS FOR HANLONG TRANSACTION

GENERAL MOLY GRANTS AN OPTION FOR AN EXTENSION MOLYBDENUM SUPPLY AGREEMENT

LAKEWOOD, COLORADO — April 19, 2010, General Moly (NYSE Amex and TSX: GMO) announced that the Company and ArcelorMittal have entered into a Consent and Waiver Agreement (the “Agreement”) whereby ArcelorMittal will waive its anti-dilution rights with respect to the Company’s proposed issuance of stock under the Hanlong investment announced March 5, 2010.  ArcelorMittal will retain anti-dilution rights for future issuances of Company stock outside of shares sold under the Hanlong investment.

ArcelorMittal and the Company have also entered into an Extension Molybdenum Supply Agreement (the “Extension Agreement”). The Extension Agreement provides ArcelorMittal a five-year option to make effective an agreement to purchase from General Moly 3 million pounds of molybdenum per year for 10 years following the expiration of the current 5 year, 6.5 million annual pound agreement.  This additional optional off-take will be priced in alignment with the Company’s existing supply agreements.

In order for ArcelorMittal to exercise this option and make the Extension Agreement effective, ArcelorMittal must have beneficial ownership of more than 11,100,000 shares of General Moly Common Stock on or prior to April 15, 2015.  ArcelorMittal is currently the Company’s largest shareholder and owns 8,256,699 shares originating from a November 2007 private placement.

Bruce D. Hansen, Chief Executive Officer of General Moly said, “We appreciate ArcelorMittal’s support for the Hanlong transaction and our continued strong relationship with ArcelorMittal as both a significant shareholder and off-take partner.  This arrangement meets our needs in regard to the Hanlong transaction while avoiding the additional dilution that would have resulted from an exercise of ArcelorMittal’s anti-dilution rights.”

Pursuant to the terms of the Bridge Loan between the Company and Hanlong, the Company was required to obtain ArcelorMittal’s election with regard to its anti-dilution rights and Hanlong was required to obtain approval from the Sichuan Branch of the Chinese State Administration of Foreign Exchange (SAFE), prior to the first $10 million tranche of the Bridge Loan becoming effective.  With the completion of the Consent and Waiver Agreement, both of these conditions have been met and the Company anticipates drawing the first tranche of the Bridge Loan within the next two weeks.

The Company’s second largest shareholder, Coghill Capital Management, provided substantial advice and support to the Company in completing the two agreements with ArcelorMittal.  In recognition of that support, the Company is amending the warrant to purchase one million shares of General Moly originally issued to Coghill Capital Management in connection with the November 2007 ArcelorMittal private placement and moly supply agreement to reduce the exercise price of that warrant from $10.00 per share to $5.00 per share.  The warrant remains exercisable once General Moly has received financing necessary for the commencement of commercial production at the Mt. Hope project and will expire one year thereafter.  It will also become exercisable in the event of certain corporate reorganizations.

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General Moly is a U.S.-based molybdenum mineral development, exploration and mining company listed on the NYSE Amex (formerly the American Stock Exchange) and the Toronto Stock Exchange under the symbol GMO. Our primary asset, our interest in the Mt. Hope project located in central Nevada, is considered one of the world’s largest and highest grade molybdenum deposits. Combined with our second molybdenum property, the Liberty project that is also located in central Nevada, our goal is to become the largest primary molybdenum producer by the middle of the next decade. For more information on the Company, please visit our website at http://www.generalmoly.com.

Contact Information — General Moly:
Investors — Seth Foreman	(303) 928-8591	sforeman [AT] generalmoly.com
Business Development — Greg McClain	(303) 928-8601	gmcclain [AT] generalmoly.com

Website: http://www.generalmoly.com		info@generalmoly.com

Forward-Looking Statements

Statements herein that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act, as amended and Section 21E of the Securities Exchange Act of 1934, as amended and are intended to be covered by the safe harbor created by such sections.  Such forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected, or implied by the Company.  These risks and uncertainties include, but are not limited to, metals price and production volatility, global economic conditions, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, exploration risks and results, political, operational and project development risks, including the Company’s ability to obtain required permits to commence production and its ability to raise required financing, adverse governmental regulation and judicial outcomes.  For a detailed discussion of risks and other factors that may impact these forward looking statements, please refer to the Risk Factors and other discussion contained in the Company’s quarterly and annual periodic reports on Forms 10-Q and 10-K, on file with the SEC.  The Company undertakes no obligation to update forward-looking statements.